Exhibit 99.1
PRESS RELEASE

RE:	Quarterly Financial Release
Mt. Pleasant, Michigan (November 11, 2007)- Dennis P. Angner, President and CEO of IBT Bancorp, is pleased to announce third quarter results ending September 30, 2007. IBT Bancorp’s net income through the third quarter of 2007 was $5.7 million, a 12.4% increase from September 30, 2006 results. Total assets as of September 30, 2007 were $923.7 million. When the assets from the Trust Department of Isabella Bank and Trust, Raymond James Brokerage Services, and loans sold and serviced are included, the Corporation had $1.47 billion in assets under management as of September 30, 2007. As a result of the Corporation’s continued strong operating results, the Board of Directors has paid $.36 in cash dividends per share through September 30, 2007, a 9.1% increase over 2006.
IBT Bancorp, through its banking divisions of Isabella Bank and Trust, Farmers State Bank, and Farwell State Savings Bank, operates 21 banking locations and owns six title offices throughout Central Michigan.